                        AMENDMENT TO THE TRANSACTION AGREEMENT


    This Amendment to the Transaction Agreement (this "Amendment") is made effective as of January 1, 1997, by and among (1) Alliance Capital Management L.P. ("Alliance," referred to in the Agreement as "Buyer"), (2) the Shareholders of Record of Cursitor Holdings Limited ("the Shareholders"), (3) Cursitor Holdings, L.P. ("Cursitor") and (4) certain additional parties ("Additional Parties"), and is made with reference to that certain Agreement dated as of February 28, 1996 (the "Agreement") by and among Alliance, the Shareholders, Cursitor and Additional Parties.

                                       RECITALS

    WHEREAS, the parties hereto have previously entered into the Agreement, which among other things provides for certain benefits, including incentive compensation, to be provided to employees of Cursitor Alliance LLC, a Delaware limited liability company ("Cursitor Alliance," referred to in the Agreement as "Newco"); and

    WHEREAS, it has been agreed among the parties to make certain modifications to the terms under which incentive and deferred compensation will be awarded and paid to employees of Cursitor Alliance;

    NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

    SECTION 1. INCENTIVE COMPENSATION POOLS. Section 9.2 of the Agreement is hereby amended and restated in its entirety as follows:

         "9.2 INCENTIVE COMPENSATION POOL. (a) During the period commencing on the Closing Date and ending on the fifth anniversary thereof, Buyer shall establish and maintain an incentive compensation pool (the "Cursitor Alliance Pool") for the benefit of the employees of Newco and its Subsidiaries which, except as otherwise provided herein, shall be calculated in the same manner used to fund the same benefit and compensation plans and have the same rules for eligibility as the incentive compensation pools maintained by Buyer for its other operating subsidiaries and divisions, and shall be paid by or charged to Cursitor Alliance. For purposes of calculating the Cursitor Alliance Pool the administrative and technology expenses of Buyer allocable to the former business of the Companies and their Subsidiaries will be phased in and allocated to the Cursitor Alliance Pool over four years with 25% of the amount allocated during the first

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12-month period following the Closing, 50% of the amount allocated during the second 12-month period following the Closing, 75% of the amount allocated during the third 12-month period following the Closing and 100% of the amount allocated during the fourth twelve-month period following the Closing.

         (b) For each year during the period commencing with calendar 1997 and ending with calendar 2000, Buyer shall award from the Cursitor Alliance Pool annual cash bonuses with aggregate value of at least $500,000 to employees in each of the following two groups: (i) employees providing services in respect of the former business of Draycott ("Draycott Employees"); and (ii) the group consisting of professional employees of Newco, other than Draycott Employees and Messrs. Eaton, Auboyneau, Gave and Ricciardi. Each such aggregate amount of awards shall be allocated among the employees in the relevant group by the Chairman of Newco, subject to the approval of Buyer's Management Compensation Committee. None of Messrs. Eaton, Auboyneau, Gave and Ricciardi shall receive annual cash bonuses with respect to the period commencing with calendar 1997 and ending with calendar 2000.

         (c) Buyer shall adopt two deferred compensation plans in the forms attached as Exhibits 5 and 6 for the benefit of, respectively, Draycott Employees and the group consisting of Messrs. Eaton, Auboyneau, Gave and Ricciardi. Awards granted under such plans shall be treated as awarded from, and shall count against, the Cursitor Alliance Pool described in Section 9.2(a). Such awards shall not, however, count against the required minimum annual cash bonuses described in Section 9.2(b)."

    SECTION 2. PARTICIPATION IN OPTION PLAN. Section 9.3 of the Agreement is hereby amended to delete the last two sentences thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on April 28, 1997, effective as of the day and year first above written.


                                            ALLIANCE CAPITAL
                                            MANAGEMENT L.P.
                                            By Alliance Capital Management
                                                 Corporation, as General
                                                 Partner


                                            By: /s/ David R. Brewer, Jr.
                                               -----------------------------
                                               Title: Senior Vice President,
                                               General Counsel & Secretary


                                            CURSITOR HOLDINGS, L.P.
                                            By HMESLP, Inc. as General Partner


                                            By: /s/ Hugh M. Eaton, III
                                               -----------------------------
                                              Title: President


                                            MANAGEMENT HOLDINGS LLC
                                            Successor in interest to Cursitor
                                            Holdings, L.P.

                                            By: /s/ Hugh M. Eaton, III
                                               -----------------------------
                                               Title: Chairman



                                            /s/ Eric Auboyneau
                                            --------------------------------
                                            ERIC AUBOYNEAU


                                            /s/ Hugh M. Eaton III
                                            --------------------------------
                                            HUGH M. EATON III


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

                                            /s/ Charles J.H. Gave
                                            --------------------------------
                                            CHARLES J.H. GAVE


                                            /s/ Ian Lloyd
                                            --------------------------------
                                            IAN LLOYD


                                            /s/ Richard I. Morris, Jr.
                                            --------------------------------
                                            RICHARD I. MORRIS, JR.


                                            /s/ Viplava Patel
                                            --------------------------------
                                            VIPLAVA PATEL


                                            /s/ John S. Ricciardi
                                            --------------------------------
                                            JOHN S. RICCIARDI


                                            /s/ J. Christian Sorensen
                                            --------------------------------
                                            J. CHRISTIAN SORENSEN


                                          4